Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made on the 22 day of December, 2022, by and between Grand Flourish Inc. (the “Seller”), with its principal office of business incorporated under the laws of the USA, and Bit Brother New York Inc. (the “Buyer”), with its principal place of business at 800 3RD AVE, SUITE 2700, NEW YORK, NY, UNITED STATES, 10022 (each a “Party” and collectively the “Parties”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain cryptocurrency mining hardware and other equipment described more particularly in Exhibit A hereof (collectively, the “Products”), and (i) with the specifications, (ii) in the quantities, and (iii) at the prices, all as shall be set forth in each order from time to time delivered by Buyer to Seller in the form set forth in Exhibit B hereof (each, an “Order”), in accordance with the terms and conditions (the “Terms”) of this Agreement.

WHEREAS, Buyer and Seller fully understand the market risks, pricing principles and market fluctuations of the Products intended to be sold by Seller to Buyer under this Agreement.

WHEREAS, Seller is willing to provide the Products to Buyer in accordance with the Terms.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:

Article 1. Purchase Order (s)

1.	Seller agrees to manufacture and sell to Buyer the Products from time to time, in each case, pursuant to an Order to be placed by Buyer and confirmed by Seller according to the terms provided herein. Buyer agrees to purchase the Products as specified in each Order according to such terms. Both Parties agree that these terms do not represent any commitment by either Party to sell or purchase any Products, unless an Order issued by Buyer is accepted by Seller as provided hereunder.

2.	Price and payment.

2.1	The Parties agreed per unit price shall be set forth in Exhibit A.

2.2	The Parties agreed Buyer shall make payment of equal to 100% of the Total Purchase Price within 3 working days upon this agreement.

2.3	All the purchase price shall be made to the bank account designated by Seller set forth in Exhibit D.

3.	Term and Place of Delivery.

3.1	The delivery term of the subject Products under this Agreement is 7 business days, starting from the day that Seller receive the full payment from Buyer.

3.2	The place of delivery is in the Texas, USA and the specific address: 1968 N. Access Road, Clyde, TX 79510 is designated by the Buyer and notified to the Seller.

3.3	Late Delivery and Penalty. In case of delayed delivery except for Force Majeure cases, after 2 weeks grace period, the Seller shall pay to the Buyer for every week of delay penalty amounting to 0.5% of the total value of the Products whose delivery has been delayed. Any fractional part of a week is to be considered a full week. If the delay is more than 4 weeks, the Buyer is entitled to terminate this Contract and the Seller shall refund the Total Purchase Price within seven business days of Buyer’s written refund notice. However the Seller will still be responsible for above mentioned penalties.

4.

4.1	Each Order issued by Buyer is an offer to Seller to purchase the Product sand is governed and supplemented by the terms provided herein (collectively, the “Terms”). The Order shall supersede all prior agreements, orders, quotations, proposals and other communications regarding the Products covered by the Order, in each case, except that prior agreement (such as a letter of intent, award letter, statement of work or non-disclosure agreement) will continue to apply to the extent that they do not conflict with the Order and this Agreement.

4.2	Any terms or conditions that are unclear or not included in the Order will be governed, and supplemented and covered by the Terms herein.

4.3	No Order constitutes an acceptance by Buyer of any offer or proposal made by Seller.

4.4	When Seller take any of the following actions, the Order shall be deemed as been accepted and the Seller is committed to manufacture and sell the Products set forth in such Order to the Buyer:

a.	notifying Buyer it has commenced work under the Order; or

b.	taking any other action that indicates the acceptance of the Order.

4.5	Any additional or different terms proposed by Seller, whether in Seller’s quotation, acknowledgement, invoice or otherwise will not be applicable, unless accepted expressly by Buyer in writing. Each Order can only be modified under these terms.

Article 2. Quantities; Delivery, Risk of Loss

1.	Buyer shall purchase only those quantities of the Products identified in the Order accepted by both parties.

2.	The date of delivery of the Products shall be specified in the applicable Shipment Schedule corresponding to each Order, unless otherwise agreed to in writing between Buyer and Seller. If any shipment is delayed and such delay does not result from a force majeure event, as provided in Article 14 hereof, or any default on the part of Buyer, Buyer will be entitled to instruct Seller to take such action as is required to deliver the Products in accordance with the Material Release and Shipment Schedule corresponding to each Order, including air shipments/air charters as may be required.

3.	Except as otherwise stated in the Order, Product will be shipped to Buyer’s designated location, using designated transportation, or as otherwise directed by Buyer.

4.	Unless otherwise agreed in writing by Buyer, the risk of loss passes from Seller to Buyer upon delivery to Buyer’s designated location. Buyer shall be solely responsible for any loss, damage, personal injury, property damage, other damage or liability caused by the Products or the shipment of the Products upon acceptance of the Products.

5.	Time and quantities are of the essence under the Order and Shipment Schedule. Seller agrees to deliver the quantities on-time, as stated in the Orders and Shipment Schedule, except as otherwise agreed in writing by the Parties. Buyer may change Shipment Schedule or instruct temporary suspension of scheduled shipments, neither of which, however, entitles Seller to modify the price of the Products referenced in the Shipment Schedule. Buyer is not obligated to accept, and has the right to reject early deliveries, late deliveries, partial deliveries or excess deliveries. In the event of late delivery, the Seller shall pay the penalty or refund in accordance with Article 1 (3.3).

Article 3. Invoicing and Pricing; Premium Freight

1.	Except as expressly stated otherwise in the Order under the heading “Freight,” the price of Products includes storage, handling, packaging, customs clearance, exporting duties and taxes, and all other expenses and charges that may occur during the shipment to the designated address. Seller cover all the costs.

2.	All invoices for the Products must reference the Order number, any amendment, if applicable, the Shipment Schedule, bill of lading number, and other information required by Buyer. Buyer will pay proper invoices complying with all of the terms of the Order.

Article 4. Packaging; Labeling; Shipping; Disclosure; Warnings or Instructions

1.	Seller agrees to:

1.1	Properly pack, mark, and ship the Products;

1.2	Route the shipments according to Buyer’s instructions;

1.3	Label or tag each package according to Buyer’s instructions;

1.4	Provide documents with each shipment indicating the Order number, amendment if any, Shipment Schedule, Buyer’s part number, Seller’s part number (where applicable), number of pieces in the shipment, number of containers in the shipment, Seller’s name and number, and the bill of lading number;

1.5	Promptly forward to Buyer the original bill of lading or other shipment receipt for each shipment according to Buyer’s instructions.

2.	Before and at the time Products are shipped. Seller will give Buyer

2.1	sufficient warning in writing (including appropriate labels on all Product, containers, and packing, including without limitation disposal and recycling instructions, material safety data sheets and certificates of analysis) of any hazardous or restricted material that is apart of the Product.

2.2	together with any special handling instructions that are needed to advise carriers, Buyer, and its employees on how to take appropriate measures while handling, transporting, processing, using or disposing of the Products, containers, and packing.

2.3	Seller agrees to comply with all applicable laws and regulations pertaining to Product content and warning labels.

Article 5. Quality; Inspection; Non-Conforming Goods

1.	If any defective Products are shipped to and rejected by Buyer, the quantities under the Order will be reduced automatically, unless Buyer otherwise notifies Seller. Seller shall document corrective actions within a commercially reasonable period after receipt of any such defective Product and will immediately take whatever measures are necessary to avoid the same or similar issue resulting in a defective Product. In addition to other remedies available to Buyer:

1.1	Seller agrees to accept the return of any defective Product, at Seller’s risk and expense at full invoice price, plus transportation charges, and to replace any such defective Product as Buyer deems necessary;

1.2	Buyer may correct at any time prior to shipment from Buyer’s plant any Products that fail to meet the requirements of the Order; and

1.3	Seller will reimburse Buyer for all reasonable expenses that result from any rejection or correction of any such defective Product.

2.	Payment for a nonconforming or defective Product, shall not be deemed an acceptance by Buyer, does not limit or impair Buyer’s right to assert any legal remedy, and does not relieve Seller’s responsibility for latent defects.

3.	In the event that Seller and Buyer do not agree on whether a specific piece or quantity of the Product shipped to Buyer conforms to the specifications and standards as outlined in the Order or Buyer’s requirements otherwise and to all representations and warranties contained herein, the Product in question shall be tested by an independent Inspection Agency mutually agreed upon by the Parties. Findings by such independent Inspection Agency shall be final and binding on the parties. The cost of such inspection shall be borne by the party whose claim is proved to be incorrect.

4.	In addition to the foregoing, Buyer and Seller agree that: Upon discovery of any defective Product, Buyer shall notify Seller within 24 hours of actual knowledge of such defect and identify the reason for rejection and the specific non-conformity. Seller must respond to Buyer within 24 hours following receipt of such notice and provide instructions for the disposition of the defective Product. Seller, at its option, will advise if such non-conforming Product shall be reworked, returned or scrapped at Buyer’s designated location or otherwise. Buyer shall take commercially reasonable efforts to follow Seller’s advice.

5.	Seller agrees to reimburse Buyer for reasonable costs incurred by Buyer as a result of any non-conforming or defective Products delivered. Such costs shall include inspection, testing, material handling and administrative costs, other finance costs.

6.	Seller and Buyer will, in good faith, agree, on a case-by-case basis, as to the appropriate charge to be made against Seller for necessary and reasonable rework, sorting and scrapping of nonconforming Products. The amount of such credit shall be offset against the next invoice issued by Seller.

Article 6. Seller Warranties

1.	The Seller Warranties. Seller warrants, represents, and covenants to Buyer that:

1.1	It is a corporate entity in good standing in its jurisdiction of incorporation;

1.2	It has obtained all necessary approvals, rights, licenses, consents and authorizations (collectively, the “Consents”) to enter into, and to perform its obligations under, this Agreement and each copy of all such Consents have been provided to Buyer;

1.3	The person designated by Seller to execute this Agreement and accept any Order delivered by Buyer under this Agreement on its behalf (an “Authorized Representative”) has and will have express authority to do so and to bind Seller;

1.4	It is not under any current obligation or restriction, nor will it assume any such obligation or restriction, that does or could materially interfere with the performance of its obligations under this Agreement;

1.5	The execution, delivery, and performance of this Agreement does not violate any provision of any applicable law, charter, regulation, or any other governing authority of Seller, or any other agreement to which Seller is a party;

1.6	No filing with, or notice to, any relevant governmental entity is required on the part of Seller as a condition to the lawful completion of the transactions contemplated by this Agreement;

1.7	It has complied in all material respects with all applicable laws, orders, judgments and decrees;

1.8	There is no action or claim threatened against or relating to Seller, or affecting any of its properties or assets before any governmental entity, which could impede, materially delay, or prevent the performance of its obligations under this Agreement; and

1.9	It is not insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws, and no act or proceeding has been taken by or against Seller in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Seller nor, to the knowledge of Seller, is any such act or proceeding threatened as of the date hereof.

2.	Products Warranty

2.1	Seller has, or will have, good and marketable title and is, or will be, the sole and exclusive owner of all right, title and interest in and to all of Products, free and clear of all claims, and other encumbrances of every kind, and there exists no restriction on the use or transfer of the Products as contemplated by this Agreement. None of the Products is, or will be, in the possession of others or held on consignment by any person.

2.2	Seller warrants to the Purchaser that the Products will be free from defects of workmanship and materials, and that under normal use and conditions, the Products will operate substantially in accordance with, and perform, the material functions and features stated in the Order for a period of 360 days following the delivery thereof.

2.3	Seller undertakes (subject to the provisions of Article 5 hereof, at its option, to repair or 1:1 replace any Product (including with refurbished parts or refurbished components of a Product) which is found to be defective as a result of faulty materials or workmanship within 360 days after delivery. Any repaired or replacement Product shall be under the warranty herein provided for the unexpired portion of the 180 days period.

2.4	Products Not Operational. In the event any Product is not in normal operation, unless remediated as provided in this Agreement, Seller shall be liable for a breach of the warranty under this Section.

Article 7. Buyer Warranties

Purchaser warrants, represents, and covenants to Seller that:

1.	The obligations expressed to be assumed by it under this agreement are legal, valid, binding and enforceable obligations of Buyer.

2.	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.

Article 8. Default Clause

1.	Both Parties solemnly promise to strictly preform their respective responsibilities and obligations stipulated in this Agreement. Any breach of any obligation or warranties under this Agreement by either Party shall constitute a breach of contract hereunder. The breaching party shall bear responsibility for continuing to perform, taking remedial measures, and compensating for losses. Compensation for losses should include attorney fees, litigation fees, investigation fees, notarization fees, travel expenses and other rights protection expenses.

2.	If the Buyer fails to pay the amount payable on time as agreed herein, Seller has the right to unilaterally terminate this Agreement without assuming any liability for breach of contract, and the advance payment (If any) paid by the Buyer will not be refunded.

Article 9. Indemnification

Seller agrees to indemnify and hold harmless Buyer and its affiliates, and its and their successors, and assigns and respective directors, officers, employees, and agents (each, “Indemnities”) from and against all suits at law or in equity and from all liabilities, damages, costs, losses, claims and expenses (including legal and other professional fees) incurred by an Indefinite resulting from:

1.	Any material breach by Seller or its affiliates, including their respective directors, officers, employees, agents and subcontractors (collectively, “Personnel”), of its obligations under this Agreement;

2.	Any gross negligence, criminal act, fraudulent act, fraudulent omission or willful misconduct by Seller or its affiliates or any Personnel;

3.	Any damage, loss or destruction of any tangible, real or personal property constituting a Product while in the possession or control of Seller or its affiliates or any Personnel, or otherwise to the extent caused by any act, omission or willful misconduct of Seller or its affiliates or any Personnel;

4.	Seller, or its affiliates, having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of authority stated in this Agreement;

5.	Personnel’s negligent acts, or omissions (including claims for death, personal injury, or damage to property) ;or

6.	Infringement a third party’s intellectual property rights

Article 10. Intellectual Property Rights

1.	Buyer acknowledges that all intellectual property rights used by, or subsisting in, any Products are and shall remain the sole property of Seller or its affiliates or (as the case may be) a third party.

2.	Seller or its affiliates shall retain the property and copyright in all documents supplied to Buyer in connection with the Agreement.

3.	Seller’s intellectual property rights in, and relating to, any Products and to any documents supplied in connection therewith shall remain the exclusive property of Seller or its affiliates, and Buyer shall not at any time make any unauthorized use of such intellectual property rights, nor authorize or permit any of its agents or contractors or any other person to do so without the consent of the owner of such intellectual property rights.

Article 11. Severability

If any term or other provision of this Agreement is deemed o be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any adverse manner to either Party hereto.Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced hereunder, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties hereto as closely as possible in a commercially reasonable and acceptable manner, such that the transactions contemplated in this Agreement may be fulfilled to the fullest extent possible.

Article 12. Assignment

1.	Buyer may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in par to its affiliates or to any third party. Seller may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without Seller’s prior written consent.

2.	This Agreement shall be binding upon, and endure to the benefit of, each Party to this Agreement and its respective successors in title and permitted assigns.

Article 13. Confidential

1.	All information about this Agreement and information related to or derived from the Products provided under this Agreement, whether in original or written form, or taken away, computer program or other form, and, all data obtained (“identity, information of both parties”) shall be regarded” as confidential (collectively, the “Confidential Information”), and therefore shall not be leaked to any unauthorized person. Buyer undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information, which may not be transmitted, sold, traded, released or disclosed to any unauthorized person.

2.	Seller acknowledges that proprietary and Confidential Information will be received from Buyer or developed for Buyer under the Orders, regardless of whether such information is marked or identified as confidential. Seller agrees to keep all proprietary or Confidential Information of Buyer in strictest confidence, and further agrees not to disclose or permit disclosure to others, or use for other than the purpose of an Order, any proprietary and Confidential Information of Buyer.

3.	The restrictions and obligations of this Section will not apply to information that:

3.1	is already publicly known at the time of its disclosure by the disclosing Party;

3.2	becomes publicly known through no fault of the other Party after disclosure by the disclosing Party;

3.3	was properly in its possession prior to disclosure by the disclose Party or was independently developed by another party without use of or reference to the disclosing Party’s information which can be established or proven by written documentation.

3.4	Notwithstanding anything to the contrary in the foregoing provisions, any confidentiality or non- disclosure agreement between the Parties that predates the first Order delivered hereunder will remain in effect except as expressly modified by any relevant Order, and to the extent of a conflict between the express terms of such an agreement and this Section, the terms of that agreement will control.

4.	No Publicity

4.1	Seller shall not disclose third parties (other than to Seller’s professional advisors on a need-to-know basis) in any manner the fact that Seller has contracted to furnish Buyer the Products covered by any Order or the terms of any Order without first obtaining Buyer’s written consent.

Article 14 . Force Majeure

1.	“Force Majeure”, as such term is used in the Agreement, refers to circumstances that cannot be foreseen, avoided and cannot be overcome, including, but not limited to natural disasters (such as typhoons, earthquakes, cyclones, hurricanes, floods, hail, etc.), socially disruptive events (such as acts of war, strikes, riots, etc.), government actions (such as expropriation, blockade, government bans, etc.), or changes in intergovernmental policies. Any suspension of supplies, or increase in prices of raw materials or components, shortage of employees, changes take transactions, etc., shall not be deemed events of Force Majeure.

2.	In the event of Force Majeure, the party who proposes to be affected by the Force Majeure event shall promptly notify the other party in writing, and provide the other party with sufficient evidence of the occurrence and duration of the event of Force Majeure within five (5) business days following initial occurrence of such event of Force Majeure. The Parties shall conduct consultations immediately, seek reasonable solutions, and strive to minimize the losses caused by any force majeure event.

3.	If the implementation of this Agreement cannot be continued due to Force Majeure, or an event of Force Majeure affects the performance of either Party for more than 90 days, either Party has the right to terminate this Agreement, and neither Parties shall be liable for breach of contract.

Article 15. Governing Law

All future agreement of this Agreement shall be governed by and construed in accordance with the laws of the New York State without regard to its conflict of law principles.

Article 16. Other

1.	This Agreement will be effective after both Parties sign and seal it.

2.	This Agreement may be executed in counterparts, all of which shall constitute a single agreement.

3.	The paragraph headings set forth in this Agreement are for the convenience of the Parties, and not for defining, limiting or describing the scope or intent of this Agreement, nor are they legally binding.

Article 17. Notices Electronic Communications & Contact information.

Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail, air mail, to the addresses of the relevant Parties set out at the head of this Agreement, or to the relevant email addresses set out below. Email addresses may be changed from time to time by one Party notifying the other Party in accordance with this clause. Notices sent as above shall be deemed to have been received 3 business days after the day of posting (in the case of inland first class mail), or 7 business days after the date of posting (in the case of air mail), or next business day after sending (in the case of e-mail). For the avoidance of doubt, the term “business day”, as used in this Agreement, shall mean any day, except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close. The relevant contact information for the Parties are as follows:

Seller: Grand Flourish Inc

Attn: Gao Wenjuan

Address:9300 Flair Drive, 4th Fl. El Monte, CA 91731 Tel:7322211196

Email: yliufg@aol.com

Buyer： Bit Brother New York Inc. Attn: Andy Xiao

Address: 1968 N. Access Road, Clyde, TX 79510 Tel: (214)-600-4553

Email: andy@bitbrother.com

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

Bit Brother New York Inc.

By:	/s/ Ralph Leslie Jones
Name:	Ralph Leslie Jones
Title:	CEO

Grand Flourish Inc.

By:	/s/ Gao Wenjuan
Name:	Gao Wenjuan
Title:	Director

Exhibit A

General description of Products

Commodity	Model	HashRate (TH/ S)	Power Consumption	Quantity/pcs	Price/USD	Total Amount
Server	S19j pro	104T	3,250	1,400	$16.00/T	US$2,329,600

1.	The performance parameters (HashRate, power consumption) of the target Products listed in this table are the operating results under 25°C environmental conditions.

2.	The total price of mining rigs is in accordance with the actual hashrate of all units of mining rigs.

3.	All S19j pro units are new machines with warranty of 6 months.

Exhibit B

[Form of Order] Purchase Order

P. O.# :

This Purchase Order is made pursuant to the Purchase and Sale Agreement dated December 22, 2022, by and between Grand Flourish Inc. and Bit Brother New York Inc. .

1.	Product, Quantity, Price.

Product Description	HashRate (TH/S)	Quantity	Total Purchase Price
S19j pro	104T	1,400	US$2,329,600

2.	Order Expiration Date:

3.	Order Contact Information:

Name:	Andy Xiao	TEL:	214-600-4553
E-MAIL	andy@bitbrother.com	FAX:

Remark

Bit Brother New York Inc.

By:	/s/ Ralph Leslie Jones
Name:	Ralph Leslie Jones
Title:	CEO

Exhibit C

Form of Shipment Schedule

P.0.#:

Shipment Schedule #

This Shipment Schedule is made pursuant to the Purchase and Sale Agreement dated December 22, 2022, by and between Grand Flourish Inc. and Bit Brother New York Inc..

1.	Product, Quantity, Price.

Product description	Quantity	Total Purchase Price
S19j pro	1,400	US$2,329,600

2.	Deliver Date: December 27, 2022

3.	Carrier Contact Information:

Name	TEL:
E-MAIL	FAX:

Remark:

Grand Flourish Inc.

By:	/s/ Gao Wenjuan
Name:	Gao Wenjuan
Title:	Director

Exhibit D

Seller Bank Account

The information of the receiving account designated by Seller is as follows:

Beneficiary: Grand Flourish Inc.

Address: 9300 Flair Drive, 4th Fl. El Monte, CA 91731

Bank Name: EAST WEST BANK

Account#: 8012012806

Swift Code: EWBKUS66XXX

銀行交換系統代碼 (美国国内) : 322070381